                                            Exhibit 99.1
Ark Restaurants Announces Financial Results for the
Second Quarter of 2021

CONTACT:
Anthony J. Sirica
(212) 206-8800
ajsirica@arkrestaurants.com

NEW YORK, New York - May 17, 2021 -- Ark Restaurants Corp. (NASDAQ:ARKR) today reported financial results for the second quarter ended April 3, 2021.
Financial Results
Total revenues for the 13 weeks ended April 3, 2021 were $25,767,000 versus $34,002,000 for the 13 weeks ended March 28, 2020. The 13 weeks ended April 3, 2021 includes revenues of $1,962,000 related to Blue Moon Fish Company, which was acquired on December 1, 2020 (see below). The 13 weeks ended March 28, 2020 includes revenues of $1,361,000 related to Thunder Grill in Washington, D.C., which was closed March 20, 2020 and Gallagher's Steakhouse and Gallagher's Burger Bar in Atlantic City, NJ, which was closed on January 2, 2021 (see below).
Total revenues for the 26 weeks ended April 3, 2021 were $46,066,000 versus $77,516,000 for the 26 weeks ended March 28, 2020. The 26 weeks ended April 3, 2021 includes revenues of $2,441,000 related to Blue Moon Fish Company, which was acquired on December 1, 2020. The 26 weeks ended March 28, 2020 includes revenues of $2,934,000 related to Thunder Grill in Washington, D.C., which was closed March 20, 2020 and Gallagher's Steakhouse and Gallagher's Burger Bar in Atlantic City, NJ, which was closed on January 2, 2021.
A comparison of company-wide same store sales is not meaningful as they are not comparable to prior periods as a result of the continually changing government mandated closures, capacity restrictions and social distancing guidelines required since March 2020 at all of our restaurants in connection with the COVID-19 pandemic.
The Company’s EBITDA, which includes a gain on the forgiveness of Paycheck Protection Program Loans and related accrued interest in the aggregate amount of $4,124,000 (the "PPP Loan Forgiveness"), for the 13 weeks ended April 3, 2021 was $3,648,000 versus $(924,000) for the 13-week period ended March 28, 2020. The Company’s EBITDA, adjusted for the PPP Loan Forgiveness and other items as set out below, for the 13 weeks ended April 3, 2021 was $(495,000) versus $(531,000) for the 13-week period ended March 28, 2020. Net income, which includes the PPP Loan Forgiveness, for the 13-weeks ended April 3, 2021 was $4,161,000 or $1.19 per basic ($1.15 per diluted share), compared to a net loss of $(1,778,000) or $(0.51) per basic and diluted share, for the 13-week period ended March 28, 2020.
The Company’s EBITDA, which includes the PPP Loan Forgiveness, for the 26 weeks ended April 3, 2021 was $1,284,000 versus $2,708,000 for the 26-week period ended March 28, 2020. The Company’s EBITDA, adjusted for the PPP Loan Forgiveness and other items as set out below, for the 26 weeks ended April 3, 2021 was $(2,864,000) versus $2,955,000 for the 26-week period ended March 28, 2020. Net income, which includes the PPP Loan Forgiveness, for the 26-weeks ended April 3, 2021 was $3,398,000 or $0.97 per basic ($0.95 per diluted share), compared to a net loss of $(265,000) or $(0.08) per basic and diluted share, for the 13-week period ended March 28, 2020.

COVID-19 Update
The Company is subject to continued risks and uncertainties as a result of the outbreak of, and federal, state and local governmental responses to, the COVID-19 pandemic which was declared a National Public Health Emergency in March 2020. We experienced significant disruptions to our business as suggested and mandated social distancing and shelter-in-place orders led to the temporary closure of all of our restaurants. In the third quarter of fiscal 2020, certain jurisdictions began allowing the reopening of indoor dining at varying capacities. However, restrictions on capacity and social distancing protocols continue to change.
As of April 3, 2021, we have reopened all of our properties (except as described below), at varying levels of capacity as allowed by federal, state and local governments. In addition to government mandated shut-downs and capacity restrictions, during the 26 weeks ended April 3, 2021, the Company temporarily closed several restaurants, typically for three to ten days due to a high rate of positive COVD-19 tests of our employees. These closures, capacity restrictions and social distancing guidelines have had and will continue to have a material adverse impact on some our operations.
Other Matters
On November 13, 2020, the Company was advised by the landlord that it would have to vacate Gallagher’s Steakhouse and Gallagher’s Burger Bar at the Resorts Casino Hotel located in Atlantic City, NJ. which were on a month-to-month, no rent lease. The closure of these properties occurred on January 2, 2021 and did not result in a material charge to the Company’s operations.

On December 1, 2020, the Company, through a newly formed, wholly-owned subsidiary, acquired the assets of Bear Ice, Inc. and File Gumbo Inc., which collectively operated a restaurant and bar named Blue Moon Fish Company located in Lauderdale-by-the-Sea, FL. The total purchase price of $2,820,000 was paid with cash in the amount of $1,820,000 and a four-year note held by the sellers in the amount of $1,000,000 payable monthly with 5% interest. The acquisition was accounted for as a business combination. Concurrent with the acquisition, the Company assumed the related lease which expires in 2026 and has four, five-year extension options. Rent payments under the lease are approximately $360,000 per year and increase by approximately 15% as each option is exercised.

As of January 2, 2021, the Company determined that it will not reopen Thunder Grill in Washington, D.C. which had been closed since March 20, 2020. This closure did not result in a material charge to the Company’s operations.

On January 26, 2021, the Company exercised its right-of-first-refusal to acquire the land, building and parking lot associated with JB’s on the Beach and immediately contributed such rights and interest to an unrelated entity ("Newco") that purchased the properties on March 22, 2021. In exchange, the Company expects to receive an interest in Newco, which plans future development of the sites. In addition, all rights and privileges under the current lease were assigned to Newco, as landlord and the lease terms will remain unchanged. The Company is still in the process of negotiating the final details of the above with the managing member of Newco.

During the 13 weeks ended April 3, 2021, $4,124,000 of PPP Loans (including $27,000 of accrued interest) were forgiven. In addition, subsequent to April 3, 2021, $1,717,000 of PPP Loans (including $16,000 of accrued interest) were forgiven. Such forgiveness is not subject to federal, state or local taxes. To the extent, if any, that any or all of the PPP Loans are not forgiven, beginning one month following expiration of the Deferral Period, and continuing monthly until 24 months from the date of each applicable Note (the “Maturity Date”), each respective Borrower is obligated to make monthly payments of principal and interest to the Lender with respect to any unforgiven portion of the Notes, in such equal amounts required to fully amortize the principal amount outstanding on such Notes as of the last day of the applicable Deferral Period by the applicable Maturity Date.

On May 3, 2021, New York State Governor Andrew Cuomo announced that New York City restaurants can seat customers indoors at 100% capacity, in accordance with social distancing guidelines, starting on May 19, 2021.

About Ark Restaurants Corp.
Ark Restaurants owns and operates 18 restaurants and bars, 17 fast food concepts and catering operations primarily in New York City, Florida, Washington, D.C, Las Vegas, Nevada and the gulf coast of Alabama. Five restaurants are located in New York City, two are located in Washington, D.C., five are located in Las Vegas, Nevada, one is located in Atlantic City, New Jersey, four are located on the east coast of Florida and two are located on the Gulf Coast of Alabama. The Las Vegas operations include four restaurants within the New York-New York Hotel & Casino Resort and operation of the hotel's room service, banquet facilities, employee dining room and six food court concepts and one restaurant within the Planet Hollywood Resort and Casino. In Atlantic City, New Jersey, the Company operates a restaurant in the Tropicana Hotel and Casino. The operation at the Foxwoods Resort Casino consists of one fast food concept. The Florida operations include the Rustic Inn in Dania Beach, Shuckers in Jensen Beach, JB’s on the Beach in Deerfield Beach, Blue Moon Fish Company in Lauderdale-by-the-Sea and the operation of four fast food facilities in Tampa and six fast food facilities in Hollywood, each at a Hard Rock Hotel and Casino operated by the Seminole Indian Tribe at these locations. In Alabama, the Company operates two Original Oyster Houses, one in Gulf Shores and one in Spanish Fort.
Cautionary Note Regarding Forward-Looking Statements
Except for historical information, this news release contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These statements involve unknown risks, and uncertainties that may cause the Company's actual results or outcomes to be materially different from those anticipated and discussed herein. Important factors that might cause such differences are discussed in the Company's filings with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Actual results could differ materially from those anticipated in these forward-looking statements, if new information becomes available in the future.

ARK RESTAURANTS CORP.
Consolidated Condensed Statements of Operations
For the 13- and 26- week periods ended April 3, 2021 and March 28, 2020
(In Thousands, Except per share amounts)

	13 Weeks Ended April 3, 2021	13 Weeks Ended March 28, 2020	26 Weeks Ended April 3, 2021	26 Weeks Ended March 28, 2020

TOTAL REVENUES	$25,767	$34,002	$46,066	$77,516
COSTS AND EXPENSES:
Food and beverage cost of sales	7,764	9,578	13,705	20,518
Payroll expenses	8,391	13,103	17,041	28,224
Occupancy expenses	3,523	3,830	6,997	9,269
Other operating costs and expenses	3,529	5,654	6,339	10,982
General and administrative expenses	3,036	2,397	4,824	5,451
Loss of termination of lease	—	364	—	364
Depreciation and amortization	1,021	1,012	1,963	2,208
Total costs and expenses	27,264	35,938	50,869	77,016
OPERATING INCOME (LOSS)	(1,497)	(1,936)	(4,803)	500
OTHER (INCOME) EXPENSE:
Interest expense	308	303	632	762
Interest income	(13)	(61)	(27)	(74)
Gain on forgiveness of PPP Loans	(4,124)	—	(4,124)	—
Total other (income) expense, net	(3,829)	242	(3,519)	688
INCOME (LOSS) BEFORE BENEFIT FOR INCOME TAXES	2,332	(2,178)	(1,284)	(188)
Benefit for income taxes	(1,921)	(414)	(4,839)	(95)
CONSOLIDATED NET INCOME (LOSS)	4,253	(1,764)	3,555	(93)
Net income attributable to non-controlling interests	(92)	(14)	(157)	(172)
NET INCOME (LOSS) ATTRIBUTABLE TO ARK RESTAURANTS CORP.	$4,161	$(1,778)	$3,398	$(265)

NET INCOME (LOSS) PER ARK RESTAURANTS CORP. COMMON SHARE:
Basic	$1.19	$(0.51)	$0.97	$(0.08)
Diluted	$1.15	$(0.51)	$0.95	$(0.08)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
Basic	3,511	3,500	3,507	3,499
Diluted	3,627	3,500	3,579	3,499

EBITDA Reconciliation:
Income (loss) before benefit for income taxes	$2,332	$(2,178)	$(1,284)	$(188)
Depreciation and amortization	1,021	1,012	1,963	2,208
Interest (income) expense, net	295	242	605	688
EBITDA (a)	$3,648	$(924)	$1,284	$2,708
EBITDA, adjusted:
EBITDA (as defined) (a)	3,648	(924)	1,284	2,708
Net income attributable to non-controlling interests	(92)	(14)	(157)	(172)
Non-cash stock option expense	73	43	133	55
Gain on forgiveness of PPP Loans	(4,124)	—	(4,124)	—
Loss on lease termination	—	364	—	364
EBITDA, as adjusted	$(495)	$(531)	$(2,864)	$2,955

(a)EBITDA is defined as earnings before interest, taxes, depreciation and amortization.  Although EBITDA is not a measure of performance or  liquidity calculated in accordance with generally accepted accounting principles ("GAAP"), the Company believes the use of this non-GAAP financial measure enhances an overall understanding of the Company's past financial performance as well as providing useful information to the investor because of its historical use by the Company as both a performance measure and measure of liquidity, and the use of EBITDA by virtually all companies in the restaurant sector as a measure of both performance and liquidity.  However, investors should not consider this measure in isolation or as a substitute for net income (loss), operating income (loss), cash flows from operating activities  or any other measure for determining the Company's operating performance or liquidity that is calculated in accordance with GAAP, it may not necessarily be comparable to similarly titled measures employed by other companies.  A reconciliation of EBITDA to the most comparable GAAP financial measure, pre-tax income, is included above.